EXHIBIT B-4





                                U.S. $250,000,000

                                   RECEIVABLES
                           PURCHASE AND SALE AGREEMENT

                          Dated as of           ,
                                      ----------  ----

                                      Among

                             ALLIANT ENERGY SPE LLC

                                    as Seller
                                    ---------

                                       and

                                 CITIBANK, N.A.

                                       and

                          CITICORP NORTH AMERICA, INC.

                            Individually and as Agent
                            -------------------------

                                       and

                     ALLIANT ENERGY CORPORATE SERVICES, INC.

                               as Collection Agent
                               -------------------

                                TABLE OF CONTENTS

Section                                                                    Page
-------                                                                    ----

Preliminary Statements                                                        1

                                    ARTICLE I
                                   DEFINITIONS

Section 1.01   Certain Defined Terms                                          1

Section 1.02   Incorporation by Reference                                     3

Section 1.03   Other Terms                                                    4

Section 1.04   Computation of Time Periods                                    4

                                   ARTICLE II
                       AMOUNTS AND TERMS OF THE PURCHASES

Section 2.01   Commitment                                                     4

Section 2.02   Making Purchases                                               5

Section 2.03   Termination or Reduction of the Commitment                     5

Sections 2.04 through 2.09    Incorporation by Reference                      6

Section 2.10   Fees                                                           6

Section 2.11   Increased Costs                                                6


                                   ARTICLE III
                             CONDITIONS OF PURCHASES

Section 3.01   Conditions Precedent to Initial Purchase                       7

Section                                                                    Page
-------                                                                    ----

Section 3.02   Conditions Precedent to All Purchases and Reinvestments        8

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

Section 4.01   Representations and Warranties of the Seller                   9

                                    ARTICLE V
                         GENERAL COVENANTS OF THE SELLER

Section 5.01   Affirmative Covenants of the Seller                            9

Section 5.02   Reporting Requirements of the Seller                           9

Section 5.03   Negative Covenants of the Seller                               9

                                   ARTICLE VI
                          ADMINISTRATION AND COLLECTION

Section 6.01   Designation of Collection Agent                               10

Section 6.02 through 6.05    Incorporation by Reference                      10

                                   ARTICLE VII
                              EVENTS OF TERMINATION

Section 7.01   Events of Termination                                         10

                                  ARTICLE VIII
                                    THE AGENT

Section 8.01   Authorization and Action                                      12

Section 8.02   Agent's Reliance                                              12

Section 8.03   CNA and Affiliates                                            12

Section                                                                    Page
-------                                                                    ----

                                   ARTICLE IX
                              ASSIGNMENT OF SHARES

Section 9.01   Assignment                                                    13

Section 9.02   Annotation of Ownership Document                              13

                                    ARTICLE X
                                 INDEMNIFICATION

Section 10.01  Indemnities by the Seller                                     13

                                   ARTICLE XI
                                  MISCELLANEOUS

Section 11.01  Amendments, Etc.                                              15

Section 11.02  Notices, Etc.                                                 15

Section 11.03  No Waiver; Remedies                                           15

Section 11.04  Binding Effect; Assignability                                 16

Section 11.05  Governing Law                                                 16

Section 11.06  Costs, Expenses and Taxes                                     16

Section 11.07  Confidentiality                                               17

Section 11.08  Execution in Counterparts                                     17

                                    EXHIBITS
                                    --------

EXHIBIT A      Form of Ownership Document

EXHIBIT B      CIESCO Agreement

                                   RECEIVABLES
                           PURCHASE AND SALE AGREEMENT

                           Dated as of         ,
                                       --------  ----

          ALLIANT ENERGY SPE LLC, a Delaware limited liability company (the "Seller"), CITIBANK, N.A. ("Citibank") CITICORP NORTH AMERICA, INC., a Delaware corporation, individually ("CNA") and as agent (the "Agent") for itself and Citibank, and ALLIANT ENERGY CORPORATE SERVICES, INC., an Iowa corporation ("Services"), agree as follows:

          PRELIMINARY STATEMENTS. (1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

          (2) The Seller has, and expects to have, Pool Receivables in which the Seller intends to sell interests referred to herein as Shares.

          (3) Citibank desires to purchase Shares from the Seller, and CNA may elect to purchase Shares from the Seller.

          (4) In consideration of the reinvestment in Pool Receivables of daily Collections (other than amounts set aside with regard to accrued Yield and Collection Agent Fee) attributable to a Share, the Seller will sell to the Owner of such Share, respectively, additional interests in the Pool Receivables until such reinvestment is terminated. It is intended that such daily reinvestment of Collections be effected by an automatic daily adjustment to each Owner's Shares.

          (5) CNA has been requested and is willing to act as Agent.

          NOW THEREFORE, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. Certain Defined Terms. (a) Unless otherwise defined
                        ---------------------
herein, and subject to the modifications herein set forth, capitalized terms used in this Agreement or in any provisions of the Ciesco Agreement incorporated herein by reference shall have the meanings given to them in the Ciesco Agreement. Without limiting the foregoing, the defined terms "Contracts", "Credit and Collection Policy", and "Investor Report", together with the related
Schedule I and Exhibit C of the Ciesco Agreement, are hereby incorporated by reference.

          (b) As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Agent's Account" means the special account (account number 4052-5063)
           ---------------
of the Agent maintained at the office of Citibank at 399 Park Avenue, New York, New York.

          "Assignee" means Citibank, CNA or the Parent as the assignee of an
           --------
Share pursuant to Section 9.01.

          "Capital" of any Share means the original amount paid to the Seller
           -------
for such Share at the time of its acquisition by Citibank or CNA, as the case may be, pursuant to Sections 2.01 and 2.02, reduced from time to time by Collections received and distributed on account of such Capital pursuant to
Section 2.06; provided, however, that such Capital of such Share shall be deemed
              --------  -------
not to have been reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or must otherwise be returned for any reason.

          "Ciesco Agreement" means the Receivables Purchase and Sale Agreement,
           ----------------
dated as of the date hereof, among the Seller, Ciesco, L.P., and CNA, individually and as Agent, in substantially the form attached hereto as Exhibit B, as the same may, from time to time, be amended, modified or supplemented.

          "Citibank Rate" for any Fixed Period for any Share means the interest
           -------------
rate defined as the "Assignee Rate" in the Ciesco Agreement.

          "Collection Agent" means at any time the Person (including the Agent)
           ----------------
then authorized pursuant to Article VI to service, administer and collect Pool Receivables.

          "Collection Agent Fee" has the meaning specified in Section 2.10.
           --------------------

          "Commitment" means $250,000,000, as such amount may be reduced
           ----------
pursuant to Section 2.03.

          "Commitment Termination Date" means the earlier of (a) the Facility
           ---------------------------
Termination Date under the CIESCO Agreement or (b) the date of termination of the Commitment pursuant to Section 2.03 or Section 7.01.

          "Designated Event" means any Event of Termination or any event which,
           ----------------
with the giving of notice or lapse of time or both, would constitute an Event of Termination.

          "Event of Termination" has the meaning specified in Section 7.01.
           --------------------

          "Investor" means Ciesco, L.P., as the "Investor" pursuant to the
           --------
Ciesco Agreement.

          "Owner" means, for each Share, upon its purchase Citibank or CNA as
           -----
the purchaser thereof; provided, however, that, upon any assignment thereof
                       --------  -------
pursuant to Article IX, the Assignee thereof shall be the Owner thereof.

          "Ownership Document" means an ownership document in the form of
           ------------------
Exhibit A hereto evidencing each Share.

          "Termination Date" for any Share means the earlier of (i) the
           ----------------
Reinvestment Termination Date for such Share and (ii) the Commitment Termination Date.

          "Yield" means for each Share for any Fixed Period the product of
           -----

                                   CR x C x ED + LF + ELY
                                            --
                                           360

          where:

          CR   =    the Citibank Rate for such Share for such Fixed Period;

          C    =    the Capital of such Share during such Fixed Period;

          ED   =    the actual number of days elapsed during such Fixed
                    Period;

          LF   =    the Liquidation Fee, if any, for such Share for such Fixed
                    Period;

          ELY  =    Eurocurrency Liability Yield, if any, for such Share for
                    such Fixed Period;

provided, however, that no provision of this Agreement or the Ownership Document
--------  -------
shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided, further, that Yield for any
                                         --------  -------
Share shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

          SECTION 1.02. Incorporation by Reference. Various provisions of
                        --------------------------
(including defined terms) and Exhibits and Schedules to the Ciesco Agreement are specifically incorporated in this Agreement by reference, with the same force and effect as if the same were set out in this Agreement in full. All references in such incorporated provisions to the "Agent" and "Agreement" shall, without further reference, mean and refer to CNA as Agent under this Agreement and the Ciesco Agreement, respectively, and, without limitation, all references in such incorporated provisions to "Collections", "Contract", "Credit and Collection Policy", "Share", "Net Receivables Pool Balance", "Owner", "Ownership Document", "Pool Receivable", "Purchase", "Receivable", "Receivables Pool" and "Related Security" shall mean and refer to Collections, a Contract, the Credit and Collection Policy, an Share, the Net Receivables Pool Balance, an Owner, the Ownership Document, a Pool Receivable, a Purchase, a Receivable, the Receivables Pool and the Related Security under this Agreement, respectively; likewise, to the extent any word or phrase is defined in this Agreement, any such word or phrase appearing in provisions so incorporated by reference from the Ciesco Agreement shall have the meaning given to it in this Agreement. The incorporation by reference into this Agreement from the Ciesco Agreement is for convenience only, and this Agreement and the Ciesco Agreement shall at all times be, and be deemed to be and treated as, separate and distinct facilities. Incorporations by reference in this Agreement from the Ciesco Agreement shall not be affected or impaired by any subsequent expiration or termination of the Ciesco Agreement, nor by any amendment thereof or waiver thereunder unless the Seller, CNA and Citibank shall have consented to such amendment or waiver in writing.

          SECTION 1.03. Other Terms. All accounting terms not specifically
                        -----------
defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

          SECTION 1.04. Computation of Time Periods. Unless otherwise stated in
                        ---------------------------
this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE PURCHASES

          SECTION 2.01. Commitment. On the terms and conditions hereinafter set
                        ----------
forth, CNA may in its sole discretion, and if CNA does not elect to do so Citibank shall, make Purchases from time to time during the period from the date hereof to the Commitment Termination Date. Under no circumstances shall Citibank be obligated to make, or CNA make, any Purchase if, after giving effect to such Purchase, the aggregate outstanding Capital of Shares, together with the aggregate outstanding "Capital" of all "Shares" under the Ciesco Agreement, would exceed the Commitment. The Owner of each Share shall, with the proceeds of Collections attributable to such Share, reinvest pursuant to Section 2.05 in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Share.

          SECTION 2.02. Making Purchases. Each Purchase shall be made on at
                        ----------------
least one Business Day's notice from the Seller to the Agent. Each such notice of a proposed Purchase shall specify the desired amount to be paid to the Seller (which shall not be less than $1,000,000), date and duration of the initial Fixed Period for the Share to be purchased. In addition, if the Seller wishes CNA or Citibank to consider, in making such proposed Purchase, Receivables which arose after the date of the most recent Investor Report, the Seller shall submit to the Agent with such notice an Investor Report satisfactory to the Agent as of a date selected by the Seller, which date shall in no event be more than ten Business Days prior to the date of such notice. CNA shall promptly notify the Agent, which shall promptly notify the Seller, whether it has determined to make such Purchase. The Agent shall promptly thereafter notify the Seller whether CNA has determined to make such Purchase and whether the desired duration of the initial Fixed Period for the Share to be purchased is acceptable. On the date of each Purchase, CNA or (if CNA has determined not to make such Purchase) Citibank shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Agent the amount of its Purchase by deposit of such amount in same day funds to the Agent's Account, and, after receipt by the Agent of such funds, the Agent will cause such funds to be made immediately available on such date to the Seller at Citibank's office at 399 Park Avenue, New York, New York.

          SECTION 2.03. Termination or Reduction of the Commitment. (a)
                        ------------------------------------------
Optional. The Seller may, upon at least five Business Days' notice to the Agent,
--------
terminate in whole or reduce in part the unused portion of the Commitment; provided, however, that for purposes of this Section 2.03(a), the unused portion
--------  -------
of the Commitment in connection with any such reduction shall be computed as the excess of (i) the Commitment immediately prior to giving effect to such reduction over (ii) the sum of (A) the aggregate Capital of Shares outstanding at the time of such computation and (B) the aggregate "Capital" of "Shares" outstanding under the Ciesco Agreement at such time. Any date on which the Commitment shall be reduced to zero shall be a "Commitment Termination Date", and this Agreement shall terminate on the first date thereafter when no Capital of any Share shall be outstanding and all other amounts then due and payable under this Agreement shall have been paid in full.

          (b) Mandatory. On each day on which the Seller shall, pursuant to
              ---------
Section 2.03(a) of the Ciesco Agreement, reduce in part the unused portion of the Purchase Limit (as defined in the Ciesco Agreement), the Commitment shall automatically reduce by an equal amount. The Commitment shall automatically terminate in whole on any day on which the Seller shall terminate in whole the Purchase Limit pursuant to Section 2.03(a) of the Ciesco Agreement.

          SECTIONS 2.04 through 2.09. Incorporation by Reference. Each of
                                      --------------------------
Sections 2.04 through 2.09 of the Ciesco Agreement is hereby incorporated herein by this reference.

          SECTION 2.10. Fees. Each Owner shall pay to the Collection Agent a
                        ----
collection fee (the "Collection Agent Fee") of 1/4 of 1% per annum on the average daily amount of Capital of each Share owned by such Owner, from the date of the initial Purchase hereunder until the later of the Commitment Termination Date or the date on which such Capital is reduced to zero, payable on the last day of each Settlement Period for such Share; provided, however, that upon three
                                              --------  -------
Business Days' notice to the Agent, the Collection Agent may (if not the Seller) elect to be paid, as such fee, another percentage per annum on the average daily amount of Capital of each such Share, but in no event in excess of 110% of the reasonable and appropriate out-of-pocket costs and expenses of such Collection Agent of servicing, collecting and administering the Pool Receivables.

          SECTION 2.11. Increased Costs. (a) If Citibank or any of its
                        ---------------
Affiliates reasonably determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of the capital required or expected to be maintained by Citibank or such Affiliate (as Assignee hereunder, or otherwise) and that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables or interests therein hereunder or under any commitments to the Investor related to this Agreement or to the funding thereof and other commitments of this type, then, upon demand by Citibank or such Affiliate (with a copy to the Agent), the Seller shall immediately pay to the Agent, for the account of Citibank or such Affiliate (as third party beneficiaries), from time to time as specified by Citibank or such Affiliate in a certificate of the type referred to in the next sentence, additional amounts sufficient to compensate Citibank or such Affiliate in the light of such circumstances, to the extent that Citibank or such Affiliate reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Agent by Citibank or such Affiliate shall be conclusive and binding for all purposes, absent manifest error.

          (b) If, due to either (i) the introduction or any change (other than any change by way of imposition or increase of reserve requirements referred to in the definition of "Eurocurrency Liability Yield") in or in the interpretation by any court or any agency having authority for interpretation of any law of regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to Citibank or any of its Affiliates of agreeing to purchase or purchasing, or maintaining the ownership of Shares in respect of which Yield is computed by reference to the Eurodollar Rate, then, upon demand by Citibank or such Affiliate (with a copy to the Agent), the Seller shall immediately pay to the Agent, for the account of Citibank or such Affiliate (as a third-party beneficiary), from time to time as specified in a certificate of the type referred to in the next sentence, additional amounts sufficient to compensate Citibank or such Affiliate for such increased costs. A certificate as to such amounts submitted to the Seller and the Agent by Citibank or such Affiliate shall be presumed correct unless subsequently shown to be in error.

          (c) Neither Citibank nor any of its Affiliates shall be entitled to demand compensation or be compensated under this Section 2.11 to the extent that such compensation relates to any period of time more than 120 days prior to the date upon which Citibank or such Affiliate first notified the Seller of the occurrence of the event entitling Citibank or such Affiliate to such compensation (unless, and to the extent, that any such compensation so demanded shall relate to the retroactive application of any such law, regulation, guideline or request).

                                   ARTICLE III

                             CONDITIONS OF PURCHASES

          SECTION 3.01. Conditions Precedent to Initial Purchase. The initial
                        ----------------------------------------
Purchase hereunder is subject to the conditions precedent that the conditions precedent to the initial "Purchase" under the Ciesco Agreement shall have been satisfied on or prior to the date of such Purchase and that the Agent shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated the date of the initial "Purchase" under the Ciesco Agreement, in form and substance satisfactory to the Agent:

          (a) The Ownership Document;

          (b) A copy of the resolutions adopted by the Board of Managers of the Seller approving this Agreement, the Ownership Document and the other documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its Secretary or Assistant Secretary;

          (c) A certificate of the Secretary or Assistant Secretary of the Seller certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement, the Ownership Document and the other documents to be delivered by it hereunder (on which certificate the Agent and each Owner may conclusively rely until such time as the Agent shall receive from the Seller a revised certificate meeting the requirements of this subsection
(c));

          (d) Acknowledgement copies of proper Financing Statements (Form UCC-_), dated a date reasonably near to the date of the initial Purchase, naming the Seller as the assignor of Receivables and CNA, as Agent, as assignee, or other, similar instruments or documents, as may be necessary or, in the opinion of the Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect ownership interests in all Receivables in which an interest may be assigned hereunder;

          (e) Acknowledgement copies of proper Financing Statements (Form UCC-3), if any, necessary to release all security interests and other rights of any Person in the Receivables previously granted by the Seller;

          (f) Certified copies of Requests for Information or Copies (Form UCC-11) (or a similar search report certified by a party acceptable to the Agent), dated a date reasonably near to the date of the initial Purchase, listing all effective financing statements which name the Seller (under its present name and any previous name used by it within the last five years) as debtor and which are filed in the jurisdictions in which filings were made pursuant to subsection (d) above, together with copies of such financing statements (none of which (except those filed pursuant to subsection (d) above) shall cover any Receivables or Contracts);

          (g) A favorable opinion of                , counsel for the Seller,
                                     ---------------
the SPVs, the Originators, Services and the Parent, in form and substance satisfactory to the Agent; and

          (h) A favorable opinion of D'Amato & Lynch, counsel for the Agent, as the Agent may reasonably request.

          SECTION 3.02. Conditions Precedent to All Purchases and Reinvestments.
                        -------------------------------------------------------
Each Purchase (including the initial Purchase) hereunder and the right of the Collection Agent to reinvest in Pool Receivables those Collections attributable to an Share pursuant to Section 2.05 or 2.06 shall be subject to the further conditions precedent that (a) with respect to any such Purchase, on or prior to the date of such Purchase, the Collection Agent shall have delivered to the Agent such additional information as may have been reasonably requested by the Agent, and (b) on the date of such Purchase or reinvestment the Ciesco Agreement shall be in full force and effect and the following statements shall be true (and the Seller by accepting the amount of such Purchase or by receiving the proceeds of such reinvestment shall be deemed to have certified that):

                    (i) the representations and warranties contained in Section
          4.01 of this Agreement are correct on and as of such day as though made on and as of such date, and

                    (ii) no event has occurred and is continuing, or would result from such Purchase or reinvestment, which constitutes an Event of Termination or would constitute an Event of Termination but for the requirement that notice be given or time elapse or both, and (c) the Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. Representations and Warranties of the Seller. Each of
                        --------------------------------------------
the representations and warranties of the Seller as set forth in Section 4.01 of the Ciesco Agreement is hereby incorporated herein by this reference and is deemed to be herein restated and hereby reconfirmed in favor of Citibank, CNA and the Agent.

                                    ARTICLE V

                         GENERAL COVENANTS OF THE SELLER

          SECTION 5.01. Affirmative Covenants of the Seller. Until the later of
                        -----------------------------------
the Commitment Termination Date and the date upon which no Capital for any Share shall be existing, the Seller will, unless the Agent shall otherwise consent in writing, comply with each and every affirmative covenant of the Seller as set forth in Section 5.01 of the Ciesco Agreement, each of which is hereby incorporated herein by this reference.

          SECTION 5.02. Reporting Requirements of the Seller. Until the later of
                        ------------------------------------
the Commitment Termination Date and the date upon which no Capital for any Share shall be existing, the Seller will, unless the Agent shall otherwise consent in writing, furnish to the Agent each and every report, document, certificate or other item referred to in Section 5.02 of the Ciesco Agreement, which is incorporated herein by this reference, except that each reference in said
Section 5.02(e) to an "Event of Investment Ineligibility" shall be and be deemed to be a reference to an Event of Termination.

          SECTION 5.03. Negative Covenants of the Seller. Until the later of the
                        --------------------------------
Commitment Termination Date and the date upon which no Capital for any Share shall be existing, the Seller will not, without the written consent of the Agent, violate any negative covenant set forth in Section 5.03 of the Ciesco Agreement, each of which is incorporated herein by this reference.

                                   ARTICLE VI

                          ADMINISTRATION AND COLLECTION

          SECTION 6.01. Designation of Collection Agent. The Pool Receivables
                        -------------------------------
shall be serviced, administered and collected by the Person (the "Collection Agent") designated to do so from time to time in accordance with this Section
6.01. Until the Agent gives notice to the Seller of a designation of a new Collection Agent, Services is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Agent may at any time after the occurrence of a Designated Event designate as Collection Agent any Person (including itself) to succeed the Seller or any successor Collection Agent, if such Person (other than itself) shall agree in writing to perform the duties and obligations of the Collection Agent pursuant to the terms hereof. The Collection Agent may subcontract with the Originators and may, with the prior consent of the Agent, subcontract with any other Person to service, administer or collect the Pool Receivables, provided that the Collection Agent shall remain liable for the performance of the duties and obligations of the Collection Agent pursuant to the terms hereof.

          SECTIONS 6.02 through 6.05. Incorporation by Reference. Each of
                                      --------------------------
Sections 6.02 through 6.05 of the Ciesco Agreement is hereby incorporated herein by this reference, except that the reference in said Section 6.02(b) to "Facility Termination Date" shall be and be deemed to be a reference to the Commitment Termination Date.

                                   ARTICLE VII

                              EVENTS OF TERMINATION

          SECTION 7.01. Events of Termination. If any of the following events
                        ---------------------
("Events of Termination") shall occur and be continuing:

          (a) the Seller or any of its Affiliates, acting as the Collection Agent, (i) shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (ii) of this Section 7.01(a)) and such failure shall remain unheeded for five Business Days or (ii) shall fail to make any payment or deposit to be made by it hereunder when due; or

          (b) any representation or warranty or statement made by the Seller (or any of its officers) under or in connection with this Agreement or any Investor Report furnished by the Seller or Services, whether as Collection Agent or otherwise, or other information or report delivered by the Seller or Services, whether as Collection Agent or otherwise, or by any of its officers pursuant hereto shall prove to have been incorrect in any material adverse respect when made; or

          (c) the Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for ten Business Days after written notice thereof shall have been given by the Agent to the Seller; or

          (d) any Purchase or any reinvestment pursuant to Section 2.05 shall for any reason cease to create, or any Share shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Share in each applicable Pool Receivable and the Related Security and Collections with respect thereto; or

          (e) as of the last day of any calendar month, either the Default Ratio shall exceed 7% or the Delinquency Ratio shall exceed 12% or the Loss-to-Liquidation Ratio shall exceed 0.75%; or

          (f) the Net Receivables Pool Balance shall for a period of five consecutive Business Days be less than the sum of the aggregate outstanding Capital of all Shares and of the aggregate outstanding "Capital" of all "Shares" under the Ciesco Agreement; or

          (g) there shall have been any material adverse change in the financial
condition or operations of the Seller since             , 199 , which materially
                                            ------------     -
adversely affects the collectibility of the Pool Receivables, or which materially adversely affects the ability of the Seller to collect Pool Receivables or the ability of the Seller to perform hereunder; or

          (h) there shall have occurred any event which constitutes or would, with the giving of notice or the lapse of time or both, constitute an "Event of Investment Ineligibility" under the Ciesco Agreement or the Ciesco Agreement shall cease for any reason to be in full force and effect;

then, and in any such event, the Agent shall, at the request, or may with the consent, of Citibank, by notice to the Seller declare the Commitment to be terminated, whereupon the Commitment shall forthwith terminate, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Seller; provided, however, that in the case of any event described above
               --------  -------
in subsection (d), or in the case of any event described in Section 7.01(f) of the Ciesco Agreement, the Commitment shall automatically be terminated without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Seller. Upon any such termination of the Commitment, the Agent and the Owners shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing or the general applicability of

Article IX hereof, any Owner may elect to assign any Share owned by such Owner to an Assignee following the occurrence of any Event of Termination.

                                  ARTICLE VIII

                                    THE AGENT

          SECTION 8.01. Authorization and Action. Each of Citibank and CNA
                        ------------------------
hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

          SECTION 8.02. Agent's Reliance, Etc. Neither the Agent nor any of its
                        ---------------------
directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, the Agent's servicing, administering or collecting Pool Receivables as Collection Agent pursuant to Section 6.01), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (i) may consult with legal counsel (including counsel for the Seller, any Originator, any SPV, Services or the Parent), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to Citibank or CNA and shall not be responsible to any of them for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller or any Originator or any SPV or Services or the Parent or to inspect the property (including the books and records) of the Seller or any Originator or any SPV or Services or the Parent; (iv) shall not be responsible to Citibank or CNA for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any Originator Agreement, any NewCo Agreement, the Parent Agreement, the Ownership Document or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any Originator Agreement or any NewCo Agreement or the Parent Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 8.03. CNA and Affiliates. With respect to any Share owned by
                        ------------------
it, CNA shall have the same rights and powers under this Agreement as would any Owner and may exercise the same as though it were not the Agent. CNA and its Affiliates may generally engage in any kind of business with the Seller, any Originator, any SPV, Services, the Parent, any Obligor, or any of their respective Affiliates and any Person who may do business with or own securities of the Seller, any Originator, any SPV, Services, the Parent, any Obligor or any of their respective Affiliates, all as if CNA were not the Agent and without any duty to account therefor to Citibank.

                                   ARTICLE IX

                              ASSIGNMENT OF SHARES

          SECTION 9.01. Assignment. Each of Citibank and CNA may assign to the
                        ----------
other or to the Parent, and any such Assignee may assign to any other Assignee, any Share. Upon any such assignment, (i) the Assignee shall become the Owner of such Share for all purposes of this Agreement and (ii) the Owner assignor thereof shall relinquish its rights with respect to such Share for all purposes of this Agreement. Such assignments shall be upon such terms and conditions as the assignor and the Assignee of such Share may mutually agree.

          SECTION 9.02. Annotation of Ownership Document. The Agent shall
                        --------------------------------
annotate the Ownership Document to reflect any assignment of an Share made pursuant to Section 9.01 or otherwise.

                                    ARTICLE X

                                 INDEMNIFICATION

          SECTION 10.01. Indemnities by the Seller. Without limiting any other
                         -------------------------
rights which the Agent, Citibank or CNA or any Affiliate of any thereof (each, an "Indemnified Party") may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys' fees) (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or the use of proceeds of Purchases or reinvestments or the ownership of Shares or in respect of any Receivable or any Contract, excluding, however,
(a) Indemnified Amounts to the extent resulting from negligence or willful misconduct on the part of such Indemnified Party or (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables. Without limiting or being limited by the foregoing, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from:

                    (i) the creation of an undivided percentage ownership interest in any Receivable which is not at the date of the creation of such interest an Eligible Receivable or which thereafter ceases to be an Eligible Receivable;

                    (ii) reliance on any representation or warranty made by the Seller or any Originator or any SPV or Services or the Parent (or any of their respective officers) under or in connection with this Agreement, any Originator Agreement, any NewCo Agreement, the Parent Agreement, any Investor Report or any other information or report delivered by the Seller or any Originator or any SPV or Services or the Parent pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;

                    (iii) the failure by the Seller or any Originator or any SPV or Services to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the nonconformity of any Pool Receivable or the related Contract with any such applicable law, rule or regulation;

                    (iv) the failure to vest in the Owner of an Share an undivided percentage ownership interest, to the extent of such Share, in the Receivables in, or purporting to be in, the Receivables Pool, free and clear of any Adverse Claim other than the interest of such Owner (whether or not such Adverse Claim is specifically contemplated by this Agreement);

                    (v) the failure by the Seller or any Originator or any SPV to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool, whether at the time of any Purchase or reinvestment or at any subsequent time;

                    (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a Legal, valid and binding obligation of such Obligor) or any other claim resulting from the sale of the electricity, gas, water or services related to such Receivable or the furnishing or failure to furnish such electricity, gas, water or services;

                    (vii) any failure of the Seller or Services, as Collection Agent or otherwise, to perform its duties or obligations in accordance with the provisions of Article VI;

                    (viii) any products liability claim arising out of or in connection with the electricity, gas, water or services which are the subject of any Contract; or

                    (ix) the commingling of Collections of Pool Receivables at any time with other funds.

                                   ARTICLE XI

                                  MISCELLANEOUS

          SECTION 11.01. Amendments, Etc. No amendment or waiver of any
                         ---------------
provision of this Agreement (including, without limitation, any provision of the Ciesco Agreement which is incorporated herein by reference), and no consent to any departure by the Seller herefrom, shall in any event be effective unless the same shall be in writing and signed by (i) the Seller, the Collection Agent, the Agent, CNA and Citibank (with respect to an amendment) or (ii) the Agent, CNA and Citibank (with respect to a waiver or consent by them) or the Seller (with respect to a waiver or consent by it), as the case may be, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 11.02. Notices, Etc. All notices and other communications
                         ------------
provided for hereunder shall, unless otherwise stated herein, be in writing (including telecopier or telex communication) and mailed or telecopied, telexed or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, in the case of notice by mail, when deposited in the mails, and in the case of notice by telecopier or telex, when telecopied or telexed and appropriate confirmation is received, in each case addressed as aforesaid, except that notices and communications to the Agent pursuant to
Article II shall not be effective until received.

          SECTION 11.03. No Waiver; Remedies. No failure on the part of the
                         -------------------
Seller, the Agent, Citibank or CNA to exercise, and no delay in exercising, any of their respective rights hereunder or under the Ownership Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, Citibank is hereby authorized by the Seller at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Citibank to or for the credit or the account of the Seller or Services against any and all of the obligations of the Seller or Services, now or hereafter existing under this Agreement to Citibank, CNA or the Agent or their respective successors and assigns, whether or not any demand shall have been made under this Agreement and although such obligations may be unmatured. Citibank agrees promptly to notify the Seller or Services, as the case may be, after any such set-off and application; provided,
                                                                      --------
however, that the failure to give such notice shall not affect the validity of
-------
such set-off and application.

          SECTION 11.04. Binding Effect; Assignability. This Agreement shall be
                         -----------------------------
binding upon and inure to the benefit of the Seller, the Collection Agent, the Agent, Citibank and CNA, and their respective successors and assigns, except that the Seller shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent and Citibank. This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Commitment Termination Date, as no Capital of any Share shall be outstanding and all other amounts then due and payable under this Agreement shall have been paid; provided, however, that
                                                       --------  -------
rights and remedies with respect to any breach of (i) any representation and warranty made by the Seller pursuant to Article IV, (ii) any covenant made by the Seller pursuant to Section 11.07, and (iii) the indemnification and reimbursement provisions of Article X and Section 11.06 shall be continuing and shall survive any termination of this Agreement.

          SECTION 11.05. GOVERNING LAW. THIS AGREEMENT AND THE OWNERSHIP
                         -------------
DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF THE OWNERS, OR REMEDIES HEREUNDER, IN RESPECT OF THE RECEIVABLES, ANY RELATED SECURITY OR ANY COLLECTIONS IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

          SECTION 11.06. Costs, Expenses and Taxes. (a) In addition to the
                         -------------------------
rights of indemnification granted to the Indemnified Parties under Article X hereof, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing) of this Agreement, the Ownership Document and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, Citibank and CNA, with respect thereto and with respect to advising the Agent, Citibank and CNA as to their respective rights and remedies under this Agreement, and all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement of this Agreement, the Ownership Document and the other documents to be delivered hereunder.

          (b) In addition, the Seller shall pay any and all stamp and other taxes (excluding income taxes) and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Ownership Document or the other documents to be delivered hereunder, and agrees to indemnify each Indemnified Party against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

          SECTION 11.07. Confidentiality. Except to the extent required by
                         ---------------
applicable law, each of the Seller and Services agrees to maintain the confidentiality of this Agreement (and all drafts thereof), including the terms and provisions of the Ciesco Agreement (and all drafts thereof) incorporated herein by reference, in communications with third parties and otherwise; provided, however, that this Agreement may be disclosed to third parties to the
--------  -------
extent such disclosure is (i) required in connection with a sale of securities of the Seller or Services, (ii) made solely to persons who are legal counsel for the purchaser or underwriter of such securities, (iii) limited in scope to the provisions of Articles V, VII, X and, to the extent defined terms are used in Articles V, VII and X, such terms defined in Article I of this Agreement and
(iv) made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent; provided, however, that this
                                                --------  -------
Agreement may be disclosed to the Seller's or Services' legal counsel and auditors if they agree to hold the same confidential; and provided, further,
                                                          --------  -------
however, that neither the Seller nor Services shall have any obligation of
-------
confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of the Seller or Services, except that neither the Seller nor Services will take any affirmative action to further disclose such information (except to the extent otherwise permitted by this Section).

          SECTION 11.08. Execution in Counterparts. This Agreement may be
                         -------------------------
executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers (or agents) thereunto duly authorized, as of the date first above written.

                                        ALLIANT ENERGY SPE LLC


                                        By
                                          -----------------------------
                                        Title:
                                              -------------------------

                                        222 West Washington Avenue
                                        P.O. Box 192
                                        Madison, Wisconsin 53701-0192
                                        (Telecopier No. ( 608) 252-3397)

                                        CITIBANK, N.A.


                                        By
                                          -----------------------------
                                                  Vice President

                                        450 Mamaroneck Avenue
                                        Harrison, New York 10528
                                        Attention: President


                                        CITICORP NORTH AMERICA,
                                          INC., individually and as Agent


                                        By
                                          -----------------------------
                                                  Vice President

                                        450 Mamaroneck Avenue
                                        Harrison, New York 10528
                                        Attention: Global Securitization

                                        with a copy to:
                                        399 Park Avenue
                                        Floor 6, Zone 2
                                        New York, New York 10043
                                        Attention: Kathy S. Simmons,
                                          Global Securitization
                                        (Telecopier No. ( 212) 758-6272)


                                        ALLIANT ENERGY CORPORATE SERVICES, INC.


                                        By
                                          -----------------------------
                                        Title:
                                              -------------------------

                                        222 West Washington Avenue
                                        P. O. Box 192
                                        Madison, WI 53701-0192
                                        (Telecopier No. (608) 252-3397)

                                                                       EXHIBIT A


                               OWNERSHIP DOCUMENT

                           Dated as of          ,
                                       ---------  ----

          Reference is made to the Receivables Purchase and Sale Agreement dated
as of          ,      (the "Agreement") among Alliant Energy SPE LLC, Citibank,
      ---------  ----
N.A., Citicorp North America, Inc., individually and as Agent, and Alliant Energy Corporate Services, Inc. Terms defined in the Agreement are used herein as therein defined.

          The Seller hereby sells and assigns to the Agent for the account of the purchaser thereof each Share purchased in each Purchase from the Seller under the Agreement.

          Each Purchase of an Share from the Seller, and each assignment of such Share by its Owner to an Assignee, shall be endorsed by the Agent on the grid attached hereto which is part of this Ownership Document, and such endorsement shall evidence the ownership of such Share initially by the purchaser thereof and upon any assignment, if any, thereof by the Assignee thereof.

          This Ownership Document is made without recourse except as otherwise provided in the Agreement.

          Each reduction in Capital in respect of each Share evidenced hereby shall be endorsed by the Agent on the grid attached hereto which is part of this Ownership Document.

          THIS OWNERSHIP DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the undersigned has caused this Ownership Document to be duly executed and delivered by its duly authorized officer as of the date first written above.

                                        ALLIANT ENERGY SPE LLC


                                        By
                                          -----------------------------
                                        Title:

                                      GRID

                                   Capital             Owner
Number of                          (Giving Effect      (Giving Effect
Shares*        Transactions**      To Transaction)     to Transaction)
-------        ---------------     ---------------     ---------------










------------------------
*    Shares will be numbered sequentially based upon date of Purchase.

** Transactions are Purchases, Reductions in Capital, Assignments, Divisions of Shares and Combinations of Shares.